BRUCE J. RUSHALL EILEEN L. McGEEVER LUCI M. MONTGOMERY	RUSHALL & McGEEVER A PROFESSIONAL CORPORATION CORNERSTONE CORPORATE CENTRE 1903 Wright Place, Suite 250 CARLSBAD, CALIFORNIA 92008	TELEPHONE: (760) 438-6855 FACSIMILE: (760) 438-3026 E-MAIL: RUSHALL@cts.com

Exhibit 5.1

MINISTRY PARTNERS INVESTMENT CORPORATION

P.O. Box 1299

Brea, CA 92822-1299

Re: Registration Statement on Form SB-2

Legality of Class Alpha Notes

Gentlemen:

You have requested that we, as special legal counsel to Ministry Partners Investment Corporation (the "Corporation") render our opinion as to the validity of the Corporation's issuance of up to $25,000,000 in principal amount of its Class Alpha Notes (the "Notes") which are to be issued in Series A, B and C in the manner described in the Corporation's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, as part of which this letter is being submitted (the "Registration Statement").

Based upon our review of the form of Class Alpha Note, the Class Alpha Notes Loan and Standby Trust Agreement, Registration Statement, the Corporation's books and records and such other documents as we have deemed necessary, it is our opinion that the Notes have been duly authorized and, when (a) the Notes have been executed and authenticated in the manner set forth in the Registration Statement, and (b) the Notes have been issued, sold, and delivered in the manner set forth in the Registration Statement against payment therefor, the Notes will have been validly executed, authenticated, issued, sold and delivered, will constitute the legal, valid, and binding obligations of the Corporation, will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) be enforceable as to the Corporation in accordance with their terms and the terms of the Note and the Loan and Standby Trust Agreement, and will be entitled to the benefits provided therein.

In rendering the opinion expressed herein, we have assumed without investigation that, with respect to each offer, award, issuance, sale, and delivery by the Corporation of the Notes in the manner described in the Registration Statement and each purchase of the Notes by the purchaser thereof; (i) the offer, issuance, sale, delivery, and purchase, the execution, and delivery of documents relating thereto, as to the Corporation or any other party thereto, will not violate or result in a breach of any law, statute, ordinance, rule, regulation, award, order, decree, or judgment, in each case whether then or subsequently in effect; (ii) at the time thereof and at all times subsequent thereto, the persons authorizing each such offer, issuance, sale, delivery, purchase, execution, performance, or transaction for the Corporation or for any such other party, did not violate any fiduciary or other duty owed by them; (iii) no event has taken place subsequent to any such offer, issuance, sale, delivery, purchase, execution, performance, or transaction or will take place which would cause any such offer, issuance, sale, delivery, purchase, execution, performance or transaction not to comply with any such law, statute, ordinance, rule, regulation, order, decree, judgment, or duty, or which would permit the Corporation or any such other party at any time thereafter to cancel, rescind, or otherwise avoid any such offer, issuance, sale, delivery, purchase, execution, performance, transaction, document or oral agreement; (iv) there was no misrepresentation, omission, or deceit by the Corporation, any such other party, or any other person or entity in connection with any such offer, issuance, sale, delivery, purchase, execution, or performance; and (v) each other party to such offer, issuance, sale, delivery, purchase, execution, performance, or transaction had the power, authority, and capacity to consummate such purchase.

We have assumed without investigation the authenticity of any documents submitted to us as an original, the conformity to the originals of any documents submitted to us as a copy, the genuineness of all signatures, and the legal capacity of natural persons.

This opinion is furnished by us as special counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent, except that we hereby consent to the use of our opinion herein in the Registration Statement.

Very truly yours,

/s/

BRUCE J. RUSHALL

for the firm of

RUSHALL & McGEEVER

BJR:cjd